As filed with the Securities and Exchange Commission on April 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

68-0533693

(IRS Employer Identification No.)

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2003 Stock Plan

2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

(Full title of the plan)

Kenneth J. Hillan, M.B., Ch.B.

President and Chief Executive Officer

Achaogen, Inc.

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(Name and address of agent for service)

(650) 800-3636

(Telephone number, including area code, of agent for service)

Copies to:

Mark V. Roeder, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	1,564,262 (2)	$6.2543 (3)	$9,783,363.83
Common Stock, $0.001 par value	145,454 (4)	$12.76 (5)	$1,855,993.04
Common Stock, $0.001 par value	1,159,473 (6)	$12.5801–$12.76 (7)	$14,757,472.66
Total:			$26,396,829.53	$3,399.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2003 Stock Plan, as amended (the “2003 Plan”), the 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)	Represents 1,564,262 shares of common stock subject to outstanding awards under the 2003 Plan as of April 17, 2014. There are no shares reserved for future awards under the 2003 Plan. Any such shares of common stock that are subject to awards under the 2003 Plan which are forfeited or lapse unexercised and which are not issued under the 2003 Plan will be available for issuance under the 2014 Plan. See footnote 6 below.

(3)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 1,564,262 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2003 Plan, the Proposed Maximum Offering Price Per Share is $6.2543 per share, which is the weighted average exercise price per share of outstanding awards granted under the 2003 Plan as of April 17, 2014.

(4)	Represents 145,454 shares of common stock available for future issuance under the ESPP as of April 17, 2014.

(5)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $12.76, which is the average of the high and low prices for the registrant’s common stock as reported on The NASDAQ Global Market on April 10, 2014.

(6)	Represents 207,909 shares of common stock subject to outstanding awards under the 2014 Plan and 951,564 shares of common stock available for future grant under the 2014 Plan as of April 17, 2014, for a total of 1,085,191 shares of common stock, which number consists of (a) 963,636 shares of common stock initially reserved for future grants under the 2014 Plan and (b) 195,837 shares of common stock previously available for issuance under the 2003 Plan that have become available for issuance under the 2014 Plan as of April 17, 2014. To the extent outstanding awards under the 2003 Plan are forfeited or lapse unexercised and are not issued under the 2003 Plan, the shares of common stock subject to such awards will be available for future grant under the 2014 Plan.

(7)	This estimate is made pursuant to Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share (a) for outstanding awards as of April 17, 2014 under the 2014 Plan is the weighted average exercise price per share of such outstanding awards, which is $12.5801, and (b) for shares available as of April 17, 2014 for future grant under the 2014 Plan is the average of the high and low prices for the registrant’s common stock as reported on The NASDAQ Global Market on April 10, 2014, which is $12.76. The table below details the calculation of the Proposed Maximum Aggregate Exercise Price for outstanding awards under the 2014 Plan and shares available for future grant under the 2014 Plan as of April 17, 2014:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the exercise of outstanding awards under the 2014 Plan	207,909	$12.5801	(7)(a)	$2,615,516.02
Shares available for future grant under the 2014 Plan	951,564	$12.76	(7)(b)	$12,141,956.64

Proposed Maximum Aggregate Offering Price				$14,757,472.66

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the plans are granted, exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The information incorporated by reference herein is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, on March 12, 2014, relating to the registration statement on Form S-1, as amended (File No. 333-193559), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Current Reports on Form 8-K filed by the Registrant with the Commission on March 17, 2014 and April 2, 2014 (File No. 001-36323); and

(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-36323), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 25, 2014, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K, or exhibits furnished on such Form that relate to such Items, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, or any exhibits furnished on such Form that relate to such Items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware, the Registrant has adopted provisions in its amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Registrant’s amended and restated certificate of incorporation also authorizes the Registrant to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the General Corporation Law of the State of Delaware, the Registrant’s amended and restated bylaws provide that:

•	the Registrant will indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions;

•	the Registrant will advance expenses to its directors and officers, and may advance expenses to its employees or agents, in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions; and

•	the rights provided in the amended and restated bylaws are not exclusive.

The Registrant has entered into separate indemnification agreements with its directors and officers, which may be broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index to this Registration Statement is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, State of California, on this 17th day of April, 2014.

ACHAOGEN, INC.

By:	/s/ Kenneth J. Hillan
Name: Kenneth J. Hillan, M.B., Ch.B.
Title: President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Kenneth J. Hillan and Derek A. Bertocci, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth J. Hillan Kenneth J. Hillan, M.B., Ch.B.	President, Chief Executive Officer, Chief Medical Officer and Director (principal executive officer)	April 17, 2014

/s/ Derek A. Bertocci Derek A. Bertocci	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	April 17, 2014

/s/ Bryan E. Roberts Bryan E. Roberts, Ph.D.	Chairman of the Board	April 17, 2014

/s/ Christopher S. Boerner Christopher S. Boerner, Ph.D.	Director	April 17, 2014

/s/ John C. Doyle John C. Doyle	Director	April 17, 2014

/s/ Scott M. Rocklage Scott M. Rocklage, Ph.D.	Director	April 17, 2014

/s/ Camille D. Samuels Camille D. Samuels	Director	April 17, 2014

/s/ John W. Smither John W. Smither	Director	April 17, 2014

/s/ Christopher T. Walsh Christopher T. Walsh, Ph.D.	Director	April 17, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on March 17, 2014 and incorporated herein by reference).

4.2	Amended and Restated Bylaws (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on March 17, 2014 and incorporated herein by reference).

4.3	Form of Common Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-193559), effective March 11, 2014, and incorporated herein by reference).

5.1	Opinion of Latham & Watkins LLP.

99.1	Achaogen, Inc. Amended and Restated 2003 Stock Plan, as amended.

99.2	Form of Stock Option Agreement under the Achaogen, Inc. Amended and Restated 2003 Stock Plan (filed as Exhibit 10.1(B) to the Registrant’s Registration Statement on Form S-1 (File No. 333-193559), effective March 11, 2014, and incorporated herein by reference).

99.3	Achaogen, Inc. 2014 Equity Incentive Award Plan.

99.4	Form of Stock Option Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan (filed as Exhibit 10.2(B) to the Registrant’s Registration Statement on Form S-1 (File No. 333-193559), effective March 11, 2014, and incorporated herein by reference).

99.5	Form of Restricted Stock Award Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan (filed as Exhibit 10.2(C) to the Registrant’s Registration Statement on Form S-1 (File No. 333-193559), effective March 11, 2014, and incorporated herein by reference).

99.6	Form of Restricted Stock Unit Award Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan (filed as Exhibit 10.2(D) to the Registrant’s Registration Statement on Form S-1 (File No. 333-193559), effective March 11, 2014, and incorporated herein by reference).

99.7	Achaogen, Inc. Employee Stock Purchase Plan.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of attorney (included in the signature page to this Registration Statement).